Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: SANDY PFAFF
May 1, 2009	415-633-3224
spaff@peppercom.com

Bank of Marin Bancorp to Present at D.A. Davidson & Co. Financial Services Conference

NOVATO, CA –Bank of Marin Bancorp (Nasdaq BMRC), parent company of Bank of Marin, announced today that President and CEO, Russell A. Colombo and Executive Vice President and Chief Financial Officer, Christina J. Cook, will make a presentation at the D.A. Davidson & Co. Financial Services Conference in Seattle on Thursday, May 7, 2009.

A copy of the slide presentation will be available on May 7th, 2009 at 7:45 a.m. Pacific Time through Bank of Marin’s home page, www.bankofmarin.com  under Bank of Marin Info/News Releases and Current Events.  Refer to D.A. Davidson & Co. Financial Services Conference. The archived slides will be available for sixty days.

About Bank of Marin Bancorp

Bancorp's assets currently exceed $1 billion.  Bank of Marin, as the sole subsidiary of Bancorp, operates twelve branch offices in California and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma, California. Bank of Marin has received a superior five-star rating from Bauer Financial for 39 consecutive quarters, and has been named to the Bauer Financial recommended list for 68 quarters (www.bauerfinancial.com). The Bank has also received the distinction of being rated number 19 out of 317 California banks by The Street as of December 31, 2008, and was awarded one of the "Best Places to Work in the Bay Area" by the San Francisco Business Times. For more information, visit Bank of Marin at www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.